EXHIBIT 99.1


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                                  NEWS RELEASE
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[MOCON LOGO]

                                                    FOR MORE INFORMATION CONTACT
FOR IMMEDIATE RELEASE                               DANE ANDERSON, CFO/VP
DECEMBER 22, 2003                                   763-493-6370
                                                    www.mocon.com


                 MOCON TO ACQUIRE PAUL LIPPKE HANDELS OF GERMANY
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MINNEAPOLIS, MN, DECEMBER 22, 2003 - MOCON, INC. (Nasdaq:MOCO) announced today that it has reached a definitive agreement with Ahlstrom Capital OY of Finland to acquire all of the shares of Paul Lippke Handels-GmbH.

Paul Lippke Handels-GmbH Prozess- und Laborsysteme (Lippke) is located in Neuwied, Germany, and has been the primary distributor of MOCON products in Europe for approximately thirty years. Lippke, with fifteen employees, also serves in the capacity of distributor or agent for several companies in addition to MOCON. This acquisition is part of MOCON's previously announced commitment to long-term growth through a combination of investment in its existing businesses and through strategic acquisitions.

Commenting on the transaction, Mr. Robert L. Demorest, President and CEO of MOCON, stated, "We are excited about the acquisition of Lippke, a company who has a proven track record distributing and servicing our permeation and weighing products in Europe. The Lippke acquisition provides MOCON with a direct presence in Europe, which we plan to leverage to benefit all of MOCON's product and service offerings."

The transaction, subject to closing in the first quarter of 2004, will be effective January 1, 2004. Terms of the transaction were not disclosed.

MOCON is a leading provider of instrumentation and consulting and laboratory services to medical, pharmaceutical, food and other industries worldwide. See www.mocon.com for more information.
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This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the above statements regarding growth, acquisitions, and plans to leverage Lippke for the benefit of all of MOCON's products and services, and can otherwise be identified by words such as "will," "may," "expect," "believe," "anticipate," "estimate,"
"continue," or other similar expressions. There are important factors that could cause actual results to differ materially from those anticipated by the forward looking statements made in this press release. These factors include, but are not limited to, the ability to integrate the acquisition described in this press release, uncertainties relating to competition and technological change, worldwide economic and political stability, setbacks in product development programs, slower-than-anticipated customer acceptance of new products, dependence on certain key industries, risk associated with the Company's acquisition strategy and international operations, and other factors set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and other filings with the Securities and Exchange Commission.

   MOCON'S SHARES ARE TRADED ON THE NASDAQ STOCK MARKET UNDER THE SYMBOL MOCO.
                 MOCON is a registered trademark of MOCON, Inc.